Exhibit 23.1

KPMG LLP

Bay Adelaide Centre

Suite 4600

333 Bay Street

Toronto ON M5H 2S5

Tel 416-777-8500

Fax 416-777-8818

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Celestica Inc.:

We consent to the use of our reports dated March 12, 2020, with respect to the consolidated balance sheets of Celestica Inc. as of December 31, 2019 and December 31, 2018, the related consolidated statements of operations, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement on Form F-3ASR.

Our report dated March 12, 2020 on the consolidated financial statements contains an explanatory paragraph indicating the Company has changed its method of accounting for leases in 2019 due to the adoption of IFRS 16, Leases.

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

August 6, 2020

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.